Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Adverum Biotechnologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Rule 457(c) and (h)(2)	250,000(3)	$3.89(2)	$972,500	0.00015310	$148.89

Total Offering Amounts				–	$972,500	–	$148.89

Total Fees Previously Paid				–	–	–	–

Total Fee Offsets				–	–	–	–

Net Fee Due				–	–	–	$148.89

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $3.89 per share, the average of the high and low prices of the Registrant’s Common Stock on February 24, 2025 as reported on The Nasdaq Capital Market.

(3)	Represents shares of Common Stock that were added to the shares reserved for issuance under the Registrant’s 2017 Inducement Plan, as amended and restated.